Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

January 2, 2026

Vivos Therapeutics, Inc.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

Re:	Post-Effective Amendment No. 1 to Form S-1 on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Vivos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling stockholder listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholder”) of up to an aggregate of 1,982,356 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), which is comprised of: (i) 266,667 shares of Common Stock underlying a common stock purchase warrant issued to the selling stockholder in a private placement on January 9, 2023 (the “January 2023 Warrant” and the shares of Common Stock underlying the January 2023 Warrant, the “January 2023 Warrant Shares”), (ii) 980,393 shares of Common Stock underlying a common stock purchase warrant issued to the selling stockholder in a private placement on November 2, 2023 (the “November 2023 Warrant,” and the shares of Common Stock underlying the November 2023 Warrant, the “November 2023 Warrant Shares”), and (iii) 735,296 shares of Common Stock underlying a common stock purchase warrant issued to the selling stockholder in a warrant inducement transaction on February 20, 2024 (the “February 2024 Warrant,” and the shares of Common Stock underlying the February 2024 Warrant, the “February 2024 Warrant Shares” and together with the January 2023 Warrant and the November 2024 Warrant, the “Warrants” and such aggregate 1,982,356 shares of Common Stock underlying the Warrants, the “Warrant Shares”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated to date; (iii) the January 2023 Warrant, the November 2023 Warrant and the February 2024 Warrant; and (iv) records of meetings and consents of the Board of Directors of the Company and its pricing committee provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. Upon due exercise of the January 2023 Warrant and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the January 2023 Warrant, and when certificates or book-entry evidence of ownership for the January 2023 Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the January 2023 Warrant, the January 2023 Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

2. Upon due exercise of the November 2023 Warrant and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the November 2023 Warrant, and when certificates or book-entry evidence of ownership for the November 2023 Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the November 2023 Warrant, the November 2023 Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

3. Upon due exercise of the February 2024 Warrant and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the February 2024 Warrant, and when certificates or book-entry evidence of ownership for the February 2024 Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the February 2024 Warrant, the February 2024 Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect. We express no opinion as to the effect of any other law of the State of Delaware or the laws, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Yours truly,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP